Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Star Bulk Carriers Corp. for the registration of 29,917,312 of its common shares previously acquired (or to be acquired) in private transactions, offered by the selling shareholder, and to the incorporation by reference therein of our reports dated March 21, 2014, with respect to the consolidated financial statements of Star Bulk Carriers Corp. and the effectiveness of internal control over financial reporting of Star Bulk Carriers Corp. included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

September 19, 2014

Athens, Greece